Exhibit 99.1

First Financial Bancorp Completes Full Redemption of
its Senior Preferred Stock in the amount of $80 million from U.S. Treasury

Cincinnati, Ohio – February 24, 2010 – First Financial Bancorp (Nasdaq: FFBC) announced today that it has redeemed all of the $80 million of senior preferred shares issued to the U.S. Treasury in December 2008 under its  Capital Purchase Program (CPP), a component of the Troubled Asset Relief Program (TARP).

First Financial will include in its computation of earnings per diluted common share the impact of a deemed dividend of $0.8 million, representing the unaccreted preferred stock discount remaining on the transaction date. This one-time deemed dividend is in addition to the first quarter 2010 preferred cash dividends paid through the redemption date, totaling $1.1 million.

A warrant issued in connection with the preferred shares will continue to be held by the U.S. Treasury. The warrant enables the U.S. Treasury to purchase up to approximately 465,117 shares of First Financial common stock at an exercise price of $12.90 per share until its expiration on December 23, 2018. First Financial does not intend to repurchase the warrant at this time.

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s Troubled Asset Relief Program and the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depositary institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation and interest rates; technology changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including our ability to successfully integrate the branches of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., which were acquired out of FDIC receivership, and the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company; expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; our ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets; our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. government and other governmental initiatives affecting the financial services industry; our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; the uncertainties arising from our participation in the TARP CPP, including impacts on employee recruitment and retention and other business practices; and our success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC), as well as the most recent Form 10-Q filing for the quarter ended September 30, 2009. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. At December 31, 2009, the company had $6.7 billion in assets, including $4.8 billion in total loans and $5.4 billion in deposits. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides consumer and commercial banking products and services, and investment and insurance products through its retail banking center network. Its strategic operating markets are located in Ohio, Indiana, Kentucky and Michigan where it operates 118 banking centers. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage and insurance services, and had approximately $2.2 billion in assets under management at December 31, 2009. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investor.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com